Exhibit 19.1

INDAPTUS THERAPEUTICS, INC.

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) sets forth the policy for directors, officers, employees, consultants and contractors of Indaptus Therapeutics, Inc. and its subsidiaries (the “Company”) with respect to transactions in the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.

Applicability of Policy

This Policy applies to all transactions in the Company’s Securities, including the purchase, sale or other disposition of ordinary shares, preferred shares, restricted shares or units, options and warrants for ordinary shares, bonds and any other securities the Company may issue from time to time, such as convertible debentures and other derivative securities relating to the Company’s shares, whether or not issued by the Company, such as exchange-traded options (the “Company’s Securities”). It applies to all directors, officers, employees, consultants and contractors of the Company as well as members of their immediate families, members of their households and corporations, trusts or other entities under their control (collectively, “Insiders”). Directors, officers, employees, consultants and contractors of the Company are responsible for ensuring that members of their immediate families and members of their households comply with this Policy. This Policy also applies to any person who receives Material Non-Public Information (as defined below) from any Insider.

General Policy

It is against Company policy for any Insider to make an unauthorized disclosure of any nonpublic information acquired in the work-place or as a result of their position with the Company. It is also against Company policy for any Insider to misuse Material Nonpublic Information in securities trading. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information to the public immediately upon its release. As a director, officer, employee, consultant or contractor of the Company, you may not, therefore, disclose Material Nonpublic information to anyone outside the Company, including family members and friends. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Specific Policies

1.	Trading on Material Nonpublic Information

No Insider shall engage in any transaction involving a purchase or sale of the Company’s Securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the commencement of trading on the next Trading day following two full Trading days following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the Nasdaq stock market is open for trading.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

2.	Short Sales

No Insider shall engage in a short sale of the Company’s Securities. A short sale is in general a sale of securities not owned by the seller. Transactions in certain put and call options for the Company’s Securities may in some instances constitute a short sale. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance.

3.	Publicly Traded Options

A transaction in publicly-traded options to purchase or sell the Company’s Securities is, in effect, a bet on the short-term movement of the Company’s Securities and therefore may create the appearance that the director, officer, employee, consultant or contractor of the Company is trading based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, by any Insider are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.

4.	Standing Orders

Standing orders should be used only for a very brief period of time and must be pre-cleared by the Chief Financial Officer. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading. Transactions pursuant to a plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), discussed below, may be permitted.

5.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the Insider to continue to own the securities, but without the full risks and rewards of ownership. When that occurs, Insider may no longer have the same objectives as the Company’s other shareholders. For these reasons, hedging transactions are prohibited under this Policy.

6.	Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when the pledgor is aware of Material Nonpublic Information may, under some circumstances, result in unlawful insider trading. Because of this danger, Insiders are prohibited from pledging the Company’s Securities or holding Company’s Securities in a margin account.

7.	Short-Term Trading

Short-term trading of the Company’s Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, if you purchase or sell Company Securities, you may not conduct an opposite way transaction in any Company Securities of the same class for at least six (6) months after the purchase or sale, unless you first pre-clear the proposed transaction with the Chief Financial Officer.

8.	Tipping

No Insider shall disclose (commonly known as a “tip”) Material Nonpublic Information to any other person (including family members) where such information may be used, or there is a reasonable basis to believe that such information may be used, by such person to his or her profit by trading (buying or selling) in the securities of companies to which such information relates, nor shall such person or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s Securities.

9.	Advice Concerning Trading

No Insider may give trading advice of any kind about the Company or the Company’s Securities to anyone while possessing Material Nonpublic information about the Company. An Insider should always advise others, preferably in writing or electronically, not to trade in the Company’s Securities if doing so might violate the law or this policy. The Company strongly discourages any Insider from giving trading advice concerning the Company’s Securities or the Company to third parties even when such persons do not possess Material Nonpublic information about the Company or the Company’s Securities.

10.	Confidentiality of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry for information from outside the Company, such as from a journalist, stock analyst or investor, the inquiry should be referred to the Company’s Chief Executive Officer or any designee of the Chief Executive Officer who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

11.	Post-Termination Transactions

If you are in possession of Material Nonpublic Information when your employment or other service to the Company terminates or ceases, you may not trade in the Company’s Securities until that information has become public or is no longer material.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.	Liability for Insider Trading

Pursuant to federal and state securities laws, any person violating U.S. insider trading laws may be subject to penalties of up to $5,000,000 ($25,000,000 for an entity) and up to 20 years in jail for engaging in transactions in the Company’s Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

2.	Liability for Tipping

Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s Securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. In recent years, criminal prosecution of insiders has become much more common, particularly when such persons were aware of their obligations under the securities laws and elected to ignore those obligations in acting on, or in tipping others concerning, Material Nonpublic Information.

3.	Liability of Control Persons

If the Company or its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to the following penalties:

(a) A civil penalty of up to the greater of $2,140,973 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the employee violator; and

(b) A criminal penalty of up to $5,000,000 and up to 20 years in jail for individual violators and/or a fine of $25,000,000 for the Company.

4.	Possible Disciplinary Actions

Insiders who violate this Policy may also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Trading Guidelines and Requirements

1.	Black-Out Periods and Trading Window

a.	Financial Black-Out Period. The period beginning at the close of market on the 14th day of the last month of a fiscal quarter and ending at the commencement of trading on the next Trading Day following two full Trading Days after the date of public disclosure of the financial results for that fiscal quarter is a particularly sensitive period of time for transactions in the Company’s Securities from the perspective of compliance with applicable securities laws. This sensitivity arises because directors, officers and certain employees involved in the preparation of the financial results will often possess Material Nonpublic Information about the expected financial results for the quarter during that period. This period of time is referred to as a “financial black-out” period. Accordingly, all officers, directors and employees are prohibited from trading during a financial black-out period except for transactions specifically permitted pursuant to the “Certain Exceptions” section below.

b.	Special Black-Out Periods. In addition, from time to time Material Nonpublic Information regarding the Company may be pending or there may be material developments known to the Company and not yet disclosed to the public. The Company may impose a special “black-out” period on all directors and officers (and those other Insiders identified by the Company from time to time and who have been notified that they have been so identified) prohibiting them from trading in the Company’s Securities during a special black-out period and such persons should not disclose to others the fact of such suspension of trading.

c.	Mandatory Trading Window Related to Financial Information. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all Insiders refrain from conducting transactions involving the purchase or sale of the Company’s Securities other than during the period (the “Trading Window”) commencing at the open of market on the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 14th day prior to the end of the third calendar month of the next fiscal quarter. During the Trading Window, if the Company is in a special black-out period, the Company requires that all directors and officers and those certain identified Insiders refrain from conducting transactions involving the purchase or sale of the Company’s Securities even though the Trading Window may otherwise be open. The prohibition against trading during the financial black-out period and special black-out period encompasses the fulfillment of “limit orders” by any broker for an Insider and the brokers with whom any such limit order is placed must be so instructed at the time it is placed.

It should be noted, however, that even during a Trading Window, any person possessing Material Nonpublic Information concerning the Company, whether or not subject to the financial or special black-out periods, should not engage in any transactions in the Company’s Securities (except for transactions specifically described in the “Certain Exceptions” section below) until such information has been known publicly for at least two full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s Securities during the Trading Window is not a “safe harbor,” and all Insiders should use good judgment at all times and pre-clear all trades in accordance with the following paragraph.

2.	Pre-Clearance of Trades

All Insiders must refrain from purchasing, selling or otherwise disposing of (including by gift) or transacting in the Company’s Securities without first complying with the Company’s “pre-clearance” process, even if the trade would take place in a Trading Window. Each Insider must contact the Chief Financial Officer prior to commencing any trade in the Company’s Securities with information regarding the proposed transaction. The Chief Financial Officer will consult as necessary with senior management of the Company before clearing any proposed trade. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be submitted for pre-clearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Insider becomes aware of Material Nonpublic Information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further pre-clearance.

3.	Individual Responsibility

Every Insider has the individual responsibility to comply with this Policy. He or she may, from time to time, have to forego a proposed transaction in the Company’s Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though he or she believes he or she may suffer an economic loss or forego anticipated profit by waiting.

As part of your individual responsibility, you should take every practicable step to preserve the confidentiality of information. For example:

(a) Don’t discuss material information in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard;

(b) Don’t gossip about confidential information;

(c) Don’t read confidential documents in public places or discard them where they can be retrieved by others;

(d) Don’t carry confidential documents in elevators, hallways, etc. in an exposed manner;

(e) Beware of the carrying quality of conversations conducted on speaker telephones in offices, and the potential for eavesdropping on conversations conducted on car or airplane telephones, on marine radios etc.;

(f) Don’t leave confidential documents in unattended conference rooms; don’t leave confidential documents behind when the conference is over;

(g) Cover confidential documents on your desk before you leave your room; don’t leave confidential papers lying where visitors can see them;

(h) Be careful when giving out the whereabouts of personnel not in the office or revealing the presence of specific visitors to the office. The mere fact of a meeting or the destination of a trip may reveal something confidential; and

(i) Under no circumstances are employees to provide confidential Company documents or other information to third parties, without express consent of the supervisor. This includes, but is not limited to, any confidential Company documents or information relating to customers, competitors or suppliers of the Company.

(j) Obviously, a list such as this can only be suggestive. It is the responsibility of each employee to take whatever practicable steps are appropriate to preserve the confidentiality of information.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Material Nonpublic Information relating to other companies with which the Company conducts business, including proposed business combinations (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s Business Partners. All Insiders should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to information related directly to the Company. Similarly, you must not discuss Material Nonpublic Information relating to the Company’s Business Partners in an internet “chat room” or similar internet-based forum.

Definition of “Material Nonpublic Information”

It is not possible to define all categories of Material Nonpublic Information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important (within the total mix of information) to an investor in making an investment decision regarding the purchase or sale of the Company’s Securities. Either positive or negative information may be material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

(a)	financial results;

(b)	news of major clinical or development milestones;

(c)	early indications of clinical trial results;

(d)	known but unannounced clinical trial results;

(e)	known but unannounced analyses of clinical trial results;

(f)	significant communications to or from regulatory agencies, or other significant regulatory developments;

(g)	significant developments related to intellectual property;

(h)	significant developments related to collaboration relationships;

(i)	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(j)	impending bankruptcy or financial liquidity problems;

(k)	cybersecurity or data security incidents;

(l)	share splits;

(m)	new equity or debt offerings;

(n)	positive or negative developments in outstanding litigation;

(o)	significant litigation exposure due to actual or threatened litigation; and

(p)	changes in senior management, the Company’s auditors or the board of directors.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

Certain Exceptions

The following transactions are not subject to the prohibitions of the Policy under “Trading Guidelines and Requirements” above.

1.	Share Option Exercises

The Company’s Policy does not apply to the exercise of an Insider share option if the shares acquired upon exercise are held rather than sold, or if the shares are surrendered to the Company in payment of the exercise price or in satisfaction of any tax withholding requirements in a manner permitted by the applicable equity award agreement, that in case do not involve a market sale of the Company’s Securities. The Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.	Restricted Share Awards and RSUs

This Policy does not apply to the vesting of restricted shares or restricted stock units, or the withholding or forfeiture of shares to pay for tax withholding obligations incident to such vesting.

3.	Rule 10b5-1 Trading Plans and Non-Rule 10b5-1 Pre-Arranged Trading Programs

Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability for transactions pursuant to a previously established written plan, contract or instruction to trade in the Company’s stock, entered into in good faith and in accordance with the terms of Rule 10b5-1 at a time when the Insider was not aware of Material Nonpublic Information, even though the transaction in question may occur at a time when such person is aware of Material Nonpublic Information.

The trading restrictions set forth in this Policy, other than those specified transactions specifically prohibited under the “Specific Policies” section above, do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s Securities that complies with all applicable requirements of Rule 10b5-1 (a “Trading Plan”) or transactions under a “non-Rule 10b5-1 trading arrangement” as defined by Item 408 of Regulation S-K.

An Insider may enter into a Trading Plan or a non-Rule 10b5-1 trading arrangement only when he or she is not in possession of Material Nonpublic Information and only during a Trading Window.

Each such Trading Plan or non-Rule 10b5-1 trading arrangement must be submitted to and pre-approved by the Chief Financial Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Chief Financial Officer deems necessary or advisable. Insiders may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Chief Financial Officer.

An individual may only modify a Trading Plan during a Trading Window and, in any event, when the individual does not possess Material Nonpublic Information. Modifications to and terminations of a Trading Plan or non-Rule 10b5-1 trading arrangement are subject to pre-approval by the Chief Financial Officer.

The Company reserves the right to bar any transactions in the Company’s Securities, including transactions pursuant to a Trading Plan and any non-Rule 10b5-1 trading arrangements previously approved, if the Chief Financial Officer or the Board of Directors determines that such a bar is in the best interests of the Company. In addition, the Company does not permit any trades in such a Trading Plan or any non-Rule 10b5-1 trading arrangements to consist of any hedging transactions or other transactions prohibited by this Policy under the “Specific Policies” section above.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.

Additional Guidance and Information – Directors and Officers

Directors and officers of the Company and certain other persons identified by the Company from time to time must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The Company does not permit short-swing and short sale transactions by executive officers or directors.

Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities (e.g. under lock-up agreements), short-swing trading by Section 16 parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any person who is uncertain whether other prohibitions or restrictions apply should ask the Chief Financial Officer.

Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Insider.

Certifications

All directors, officers, employees, consultants and contractors must certify their understanding of, and intent to comply with, this Policy. Please sign the certification attached hereto as Attachment 1.

Last Updated: June 14, 2023

ATTACHMENT 1

CERTIFICATIONS

I certify that:

1. I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Policy.

2. Since the date this Policy became effective, or such shorter period of time that I have been a director, officer or other employee of the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:
Date:
Print Name: